Exhibit 10.1

August 13, 2015
Karen M. Rogge
[Address Redacted]
Dear Karen:
On behalf of Applied Micro Circuits Corporation (“AppliedMicro”), I am pleased to extend to you an offer of temporary employment as Interim Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of AppliedMicro based in Santa Clara, California. You will be reporting to Dr. Paramesh Gopi, President and Chief Executive Officer.
The following are the basic terms of your temporary employment:

1.
Your monthly cash compensation will be $45,000.00 gross, before withholding for taxes and deductions, payable according to our normal bi- weekly payroll schedule. As this is a temporary employment position, you will not participate in AppliedMicro’s executive or employee bonus or severance programs and you will not be eligible for paid vacation benefits.

2.
Management will recommend to the Board that you receive a grant of 15,000 restricted stock units (“RSUs”), subject to and in accordance with the terms of AppliedMicro’s 2011 Equity Incentive Plan (the “2011 Plan”) and a RSU grant agreement that you will enter into with AppliedMicro. The RSU grant will be made on the scheduled grant date in accordance with the granting policy based on your hire date (the “Grant Date”). Subject to the successful filing and acceptance of AppliedMicro’s Quarterly Report on Form 10-Q for the period ending September 30, 2015, 7,500 RSUs will vest on November 16, 2015, and subject to the successful filing and acceptance of our Quarterly Report on Form 10-Q for the period ending December 31, 2015, 7,500 RSUs will vest on February 15, 2016, in each case conditioned upon your continuing employment through such dates. All RSUs offered and the RSU agreement are contingent upon final approval by the Board.

3.
You will be eligible for AppliedMicro’s standard employee medical, dental and life and disability insurance benefits. In lieu of our group medical and dental benefits, you may retain your existing medical and dental insurance policies and submit your insurance premiums for reimbursement by AppliedMicro, in an amount not to exceed the pro rata costs of our group programs.

4.	You and AppliedMicro will enter into a directors and officers indemnification agreement substantially similar to that used with AppliedMicro’s executive officers.

5.
AppliedMicro has a comprehensive benefits package that includes the AppliedMicro 401(k) Employee Savings & Retirement Plan (“401(k) Plan”). Once you are an eligible employee, AppliedMicro will automatically withhold five percent (5%) from your wages each payroll period beginning the first pay date following 30 days of employment and contribute it to the 401(k) Plan on your behalf. To begin, your contributions will automatically be invested in a Retirement Date Fund which has a date closest to your expected Normal Retirement Age. Of course, once you join us at AppliedMicro you will be able to choose how much, or how little, you want to contribute to the 401(k) Plan. In addition, you will be able to select an investment mix that meets your personal financial objectives from our 401(k) Plan’s core fund lineup. You will receive more information about the entire AppliedMicro benefits package, including how to opt-out of participation or change your deferral percentage in the 401(k) Plan, at your new hire orientation.

6.
Your temporary employment with AppliedMicro as interim CFO is for no specified period and constitutes “at will employment.” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, AppliedMicro is free to conclude its employment relationship with you at any time, with or without cause. You acknowledge that AppliedMicro has retained a search firm and has begun the process of identifying qualified candidates for the permanent CFO position. In the event you are interested in being considered for that position, you will be included in the group of candidates, provided, however, that in the event you are ultimately offered the role of permanent CFO, the compensation package set forth in this letter agreement will terminate and the compensation and other benefits set forth in your new offer letter will be generally commensurate with those extended to AppliedMicro’s prior CFOs.

7.
Beginning your first day of employment, you must comply with the terms and conditions of AppliedMicro’s Employment Policies and Practices Guide, its Code of Business Conduct and Ethics, and all other AppliedMicro policies.

8.
This offer and employment at AppliedMicro is contingent upon completion of a successful background investigation, and your execution of additional documents and agreements required by AppliedMicro, including our New Employee Inventions, Confidentiality and Trade Secrets Agreement, a copy of which is enclosed, which among other things contains a binding arbitration provision (the “Inventions Agreement”). This letter agreement and the Inventions Agreement cannot be modified except by an express written agreement signed by you and the Chief Executive Officer.

9.	Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.
10. Your first day of employment will be a mutually agreed upon date, not later than August 24, 2015. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment.

11. This offer is contingent on a successful background investigation.

12. This offer expires if not accepted on or before August 13, 2015.

If you have any questions about this offer, please contact me at (408) 542-8831.
Karen, we look forward to you joining AppliedMicro as Interim CFO. Please sign this letter and the Inventions Agreement to indicate your acceptance of the terms and return both of these documents to me. You may not begin your employment until you have signed and returned these documents.
Sincerely yours,
/s/ Michael Major
Michael Major
VP, Human Resources

ACKNOWLEDGED AND ACCEPTED:
/s/ Karen Rogge
Karen Rogge
8/13/2015
Dated

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